Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-234570
Prospectus
$50,000,000
Common Stock

We have entered into a sales agreement, or the sales agreement, with Cowen and Company, LLC, or Cowen, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through Cowen, acting as our agent.
Our common stock is listed on the Nasdaq Global Market under the symbol “ADMS.” On December 2, 2019, the last reported sale price of our common stock was $6.15 per share.
Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.
The compensation to Cowen for sales of common stock sold pursuant to the sales agreement will be an amount up to 3.0% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, Cowen may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.
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Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that we have filed or that are filed after the date hereof and incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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Cowen

The date of this prospectus is December 2, 2019.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf registration statement, we may, from time to time, offer and sell, either individually or in combination, in one or more offerings shares of our common stock, preferred stock, debt securities and warrants, including common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants, having an aggregate offering price of up to $200,000,000. Under this prospectus, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering.
This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.
We have not, and Cowen has not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We and Cowen take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information appearing in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any related free writing prospectus, or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections titled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.
This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

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PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.
Adamas Pharmaceuticals, Inc.
Overview
    We focus on pioneering time-dependent medicines to meaningfully enhance the daily living experience of those affected by CNS disorders. In August 2017, the U.S. Food and Drug Administration (FDA) approved GOCOVRI® (amantadine) extended release capsules (previously ADS-5102), the first and only FDA-approved medication indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. We are also advancing a Phase 3 development program of ADS-5102 in development for the treatment of walking impairment in patients with multiple sclerosis. Our goal is to lessen the burden of chronic CNS disorders on patients, caregivers and society.
Risks Associated with our Business
Our business is subject to numerous risks. You should read these risks before you invest in our common stock. In particular, our risks include, but are not limited to, the following:

•
Our success depends heavily on the success of GOCOVRI for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. To the extent GOCOVRI is not commercially successful, our business, financial condition and results of operations will be materially harmed;

•
GOCOVRI may fail to achieve the degree of market acceptance by physicians, patients, healthcare payers, and others in the medical community we are targeting, which would negatively impact our business;

•	If we are unable to recruit and retain experienced commercial personnel, our business will be substantially harmed;

•
Failure to successfully obtain coverage and reimbursement for GOCOVRI in the United States, or the availability of coverage and reimbursement only at limited levels, would diminish our ability to generate product revenue;

•	We face substantial competition in the commercialization of GOCOVRI;

•	If manufacturers obtain approval for generic versions of GOCOVRI, or of products with which we compete, our business may suffer;

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Our success depends on the timely clinical development, approval and successful commercialization of our product candidates, including GOCOVRI for indications in addition to the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. If we are unable to develop any of these with our product candidates or if we experience significant delays in doing so, our business will be materially harmed;

•	We face risks in the development of ADS-5102 (GOCOVRI) for additional indications and other product candidates;

•
We rely on third-party contract manufacturing organizations to manufacture, serialize and supply GOCOVRI and our product candidates. If one of our suppliers or manufacturers fails to perform adequately or fulfill our needs, we may be required to incur significant costs and devote significant efforts to find new suppliers or manufacturers and qualify them. We may also face delays in the development, commercialization, and supply of GOCOVRI and our product candidates;

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Changes in healthcare law and implementing regulations, including government restrictions on pricing and reimbursement, as well as healthcare policy and other healthcare payer cost-containment initiatives and current societal pressures regarding pharmaceutical product pricing, may negatively impact our ability to generate revenues from or could limit or prevent our product candidates’ commercial success;

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We are the subject of litigation claiming violation of federal and state false claims acts in connection with the commercialization of Namenda XR and Namzaric by Allergan, which may have a material and negative impact on our business; and

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We are subject to ongoing regulatory obligations and regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Corporate Information
We were incorporated in Delaware in November 2000 under the name NeuroMolecular, Inc. In December 2004, we changed our name to NeuroMolecular Pharmaceuticals, Inc., and in July 2007 we changed our name to Adamas Pharmaceuticals, Inc. Our principal executive offices are located at 1900 Powell Street, Suite 1000, Emeryville, California 94608, and our telephone number is (510) 450-3500. Our website address is www.adamaspharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.
As used in this prospectus, “Adamas Pharmaceuticals”, “Adamas”, “we”, “us” and “our” refer to Adamas Pharmaceuticals, Inc. and its subsidiaries taken as a whole. The word trademark “Adamas” is registered on the Principal Register of the United States Patent and Trademark Office. This prospectus also contains trademarks and trade names of other companies, and those trademarks and trade names are the property of their respective owners. We do not intend our use or display of other companies’ trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or products.
Our common stock is currently listed on the Nasdaq Global Market under the symbol “ADMS.”

The Offering

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $50,000,000.
Common stock outstanding after this offering
Up to 8,130,081 shares, assuming sales at a price of $6.15 per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on December 2, 2019. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At-the-market” offering that may be made from time to time through our sales agent, Cowen and Company LLC. See “Plan of Distribution” on page 10.
Use of proceeds	We currently expect to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes.
Risk factors
Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus for a discussion of factors you should consider before buying shares of our common stock.

Nasdaq Global Market symbol	“ADMS”
The above discussion and table are based on 27,857,726 shares of our common stock outstanding as of September 30, 2019, and excludes, in each case as of September 30, 2019, the following:

•	5,483,019 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.42 per share;

•	872,101 shares issuable upon the vesting of restricted stock units; and

•
4,166,390 additional shares reserved for issuance pursuant to equity awards that may be granted in the future under our equity incentive plans, including our employee stock purchase plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plans.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and under the heading “Risk Factors” contained in any related free writing prospectus, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”
Risks Related to this Offering
Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.
Our stock price has fluctuated in the past and may be volatile in the future. The stock market in general and the market for securities of pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investments in our stock.
In addition, the clinical development stage of our operations may make it difficult for investors to evaluate the success of our business to date and to assess our future viability. The market price for our common stock may be influenced by many factors, including:

•	our success in commercializing GOCOVRI for the treatment of dyskinesia in patients with Parkinson’s disease;

•	the availability of reimbursement by third-party payers at acceptable levels, or at all, for GOCOVRI;

•	the success of competitive products or technologies;

•	results of clinical studies of our product candidates or those of our competitors, or any delays in the progress of clinical studies of our product candidates;

•	introductions and announcements of new products and product candidates by us, our commercialization partners, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory agencies with respect to our or our competitors’ products, product candidates, clinical studies, manufacturing process, or sales and marketing terms;

•	variations in our financial results or those of companies that are perceived to be comparable to us;

•	our revenue performance, both in absolute terms and relative to analyst and shareholder expectations;

•	the success of our efforts to acquire or in-license additional products or product candidates;

•	developments concerning our collaborations, including but not limited to those with our sources of manufacturing and our commercialization partners;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including our ability to obtain patent protection for our current or future products;

•	developments concerning significant litigation matters or other claims or proceedings;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare reimbursement systems;

•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our current or future products;

•	market conditions in the pharmaceutical and biotechnology sectors;

•
actual or anticipated changes in revenue forecasts, earnings estimates or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	trading volume of our common stock;

•	sales of our common stock by us or our stockholders; and

•	general economic, industry, and market conditions.
These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. Additionally, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations, and growth prospects.
You may incur immediate and substantial dilution as a result of this offering.
The offering price per share of our common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 8,130,081 shares of our common stock are sold at a price of $6.15 per share, the last reported sale price of our common stock on the Nasdaq Global Market on December 2, 2019, for aggregate gross proceeds of $50 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $4.26 per share, representing the difference between our as adjusted net tangible book value per share as of September 30, 2019, after giving effect to this offering, and the assumed offering price. The exercise of outstanding stock options and vesting of restricted stock units could result in further dilution of your investment. See “Dilution” beginning on page 7 of this prospectus for a more detailed description of the dilution to new investors in this offering.
We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.
We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. Our failure to apply the net proceeds of this offering effectively could result in financial losses that could materially impair our ability to pursue our growth strategy, cause the price of our common stock to decline, delay development of our products, or require us to raise additional capital.
We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.
At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock. We are also restricted from paying cash dividends under our current loan agreement, and in the future may be subject to restrictions on dividends under any future agreements we enter into.
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our expectations as to the extent to which we will be able to commercialize GOCOVRI and any of our other products that are approved;

•	the rate and degree of market acceptance of our products in the future;

•	our expectation as to the therapeutic profile of our products and product candidates, including the safety and efficacy thereof;

•	our expectations as to whether we will be able to obtain and maintain regulatory approval of our product candidates;

•	the anticipated scope, rate of progress and cost of our preclinical studies and clinical trials and other research and development activities;

•	the potential cost of establishing clinical and commercial supplies of our product candidates and any products that we may develop;

•	our expectations as to our ability to negotiate manufacturing arrangements and scale up manufacturing of our product candidates to commercial scale;

•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

•	the anticipated performance of third parties to conduct our clinical studies;

•	the anticipated ability of third-party contract manufacturers to manufacture and supply our product candidates for us;

•	our expectations as to the sufficiency of our capital resources to enable us to complete our ongoing clinical studies;

•	the anticipated cost and timing of regulatory submissions and approvals;

•	our expectations as to our ability to obtain and maintain intellectual property protection for our products and product candidates;

•	our expectation as to the legal proceedings and related stays and terms of settlements;

•	the anticipated performance by our collaboration partners over which we do not have control;

•	the anticipated receipt and timing of any royalties from our collaborators;

•	our expectations as to our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenue from those collaborations;

•	our expectations as to our ability to identify, develop, acquire and in-license new products and product candidates;

•	our expectations as to our ability to initiate new or continue clinical development programs;

•	our expectations as to our ability to initiate sites and enroll patients in our clinical studies at the pace that we project;

•	our expectations as to our ability to retain and recruit key personnel;

•	our anticipated financial performance; and

•	our anticipated developments and projections relating to our competitors or our industry.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus, in any free writing prospectuses we may authorize for use in connection with this offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
USE OF PROCEEDS
We currently expect to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities. We will retain broad discretion over the use of the net proceeds from this offering.
DILUTION
Our net tangible book value at September 30, 2019, was approximately $19.8 million, or approximately $0.71 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2019. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.
After giving effect to the assumed sale of 8,130,081 shares of our common stock by us in this offering at an assumed public offering price of $6.15 per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on December 2, 2019, after deducting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019, would have been $68.0 million, or $1.89 per share. This would represent an immediate increase in net tangible book value per share of $1.18 to existing stockholders and immediate dilution of $4.26 in net tangible book value per share to new investors purchasing common stock in this offering at the assumed offering price.
The following table illustrates this dilution on a per share basis. The as adjusted information is illustrative only and will change based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The as adjusted information assumes that all of our common stock in the aggregate amount of $50 million is sold at the assumed public offering price of $6.15 per share, the last reported sale price of our common stock on the Nasdaq Global Market on December 2, 2019. The shares sold in this offering, if any, will be sold from time to time at various prices.

Assumed public offering price per share		$6.15
Net tangible book value per share as of September 30, 2019	$0.71
Increase in net tangible book value per share attributable to the offering	$1.18
As adjusted net tangible book value per share after giving effect to the offering		$1.89
Dilution in net tangible book value per share to new investors in the offering		$4.26
The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $0.50 per share in the price at which the shares are sold from the assumed offering price of $6.15 per share shown in the table above, assuming that that the aggregate dollar amount of shares sold by us remains at $50,000,000, would increase our as adjusted net tangible book value per share after this offering to $1.92 per share and would increase the dilution in net tangible book value per share to new investors to $4.73 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.50 per share in the price at which the shares are sold from the assumed offering price of $6.15 per share shown in the table above, assuming that that the aggregate dollar amount of shares sold by us remains at $50,000,000, would decrease our as adjusted net tangible book value per share after this offering to $1.85 per share and would decrease the dilution in net tangible book value per share to new investors to $3.80 per share, after deducting commissions and estimated aggregate offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at the time of each offer and sale.
The foregoing table is based on 27,857,726 shares of our common stock outstanding as of September 30, 2019, and excludes, in each case as of September 30, 2019, the following:

•	5,483,019 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $12.42 per share;

•	872,101 shares issuable upon the vesting of restricted stock units; and

•
4,166,390 additional shares reserved for issuance pursuant to equity awards that may be granted in the future under our equity incentive plans, including our employee stock purchase plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plans.

To the extent that any of the outstanding options are exercised or restricted stock units vest, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity securities, the issuance of these securities could result in further dilution to our stockholders.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. A description of material terms and provisions of our certificate of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and the bylaws.
Common Stock
Voting Rights. Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our certificate of incorporation or required by applicable law. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the then-outstanding shares of our common stock can elect all of the directors then standing for election.
Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends, if any, out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences on any outstanding shares of preferred stock, and payment of other claims of creditors.
Rights and Preferences. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.
Fully Paid and Nonassessable. All outstanding shares of our common stock are fully paid and nonassessable.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, without further action by our stockholders, to fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.
Anti-takeover Effects of Provisions of our Certificate of Incorporation and Bylaws and Delaware Law
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
At or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers, or other takeover or change in control attempts of us may be discouraged or prevented.
Certificate of Incorporation and Bylaws Provisions
Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause and upon the vote of holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.
Our certificate of incorporation and bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, or our chief executive officer. Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.
Our certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of voting stock, voting as a single class, is required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.
The foregoing provisions make it more difficult for our stockholders to replace our board of directors as well as for another party to obtain control of the company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for our stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the company.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forum
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (c) any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or (d) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision does not apply to actions arising under the Securities Act or the Exchange Act, or any claim for which the federal courts have exclusive jurisdiction.
Transfer Agent and Registrar
Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Listing on the Nasdaq Global Market
Our common stock is listed on the Nasdaq Global Market the symbol “ADMS.”
PLAN OF DISTRIBUTION
 We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $50,000,000 of our common stock through Cowen as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Nasdaq Global Market or any other trading market for our common stock. If authorized by us in writing, Cowen may purchase shares of our common stock as principal.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.
The aggregate compensation payable to Cowen as sales agent is up to 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $50,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $280,000.
The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.
Cowen will provide written confirmation to us following the close of trading on the Nasdaq Global Market on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold and the net proceeds to us.
We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.
Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
In connection with the sales of our common stock on our behalf, Cowen may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation paid to Cowen may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.
Our common stock is listed on the Nasdaq Global Market and trades under the symbol "ADMS." The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 6201 15th Avenue, Brooklyn, NY 11219.
Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us and our affiliates for which services they have received and, may in the future receive, customary fees.
LEGAL MATTERS
Cooley LLP has passed upon the validity of the common stock offered hereby. Davis Polk & Wardwell LLP is acting as counsel for Cowen in connection with certain legal matters relating to the shares of common stock offered by this prospectus.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36399):

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our Annual Report on Form 10-K, for the year ended December 31, 2018, filed with the SEC on March 4, 2019; management’s conclusion on the effectiveness of internal control over financial reporting as of December 31, 2018 should not be relied upon and management concluded that its disclosure controls and procedures were not effective as of December 31, 2018 as disclosed in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019;

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2019 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018);

•	our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2019, filed with the SEC on May 9, 2019;

•	our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2019, filed with the SEC on August 8, 2019;

•	our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2019, filed with the SEC on November 7, 2019;

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our Current Reports on Form 8-K filed with the SEC on April 10, 2019, June 5, 2019, August 8, 2019 (other than Item 2.02 and related exhibit), September 13, 2019, and November 7, 2019 (other than Item 2.02 and related exhibit); and

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the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on April 7, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:
Adamas Pharmaceuticals, Inc.

1900 Powell Street, Suite 1000
Emeryville, CA 94608
(510) 450-3500
Attn: Secretary

$50,000,000

Common Stock

PROSPECTUS

Cowen

December 2, 2019